Exhibit 4.15
XSTREAM SYSTEMS, INC.
5% SUBORDINATED CONVERTIBLE DEBENTURES DUE 2020

No.	$
     , 2010
THIS SUBORDINATED CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued Subordinated Convertible Debentures of XStream Systems, Inc., a Delaware corporation, having its principal place of business at 10305 102nd Terrace, Suite 101, Sebastian, FL 32958 (the “Company”), issued in connection with the Company’s registered public offering of its 5% Subordinated Convertible Debentures (this debenture, the “Security” or the “Debenture”) and collectively with the other debentures issued as part of such series, the “Securities”). Reference is made to that certain Securities Purchase Agreement, of even date herewith (“Securities Purchase Agreement”) pursuant to which the Company has issued the Holder the Securities. Terms not defined herein shall have the meanings ascribed to such terms in the Indenture, of even date herewith (the “Indenture”).
FOR VALUE RECEIVED, the Company hereby promises to pay to the order of                                (the “Holder”), the principal sum of                                Dollars ($                              ), upon the following terms and conditions:
1.     Interest. This Security shall bear interest at a rate of 5% per year on the principal amount hereof, from                               , 2010 or from the most recent Interest Payment Date (as defined below) to which payment has been paid or duly provided for, payable annually in arrears on December 15 of each year (each, an “Interest Payment Date”) to the persons in whose names the Securities are registered at the close of business on December 1 (the “Regular Record Date”) (whether or not a Business Day). Interest on the Securities will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on Securities converted after the Regular Record Date, but prior to the corresponding Interest Payment Date, will be paid to the Holder of the Securities on the Regular Record Date but, upon conversion, the Holder must pay the Company the interest which has accrued and will be paid on such Interest Payment Date.
At the time interest is payable, the Company, in its sole discretion, may elect to pay interest in cash, or in the form of shares of Common Stock. If paid in shares of Common Stock, the amount of stock to be issued shall be calculated in accordance with the formula and procedure set forth in Article X of the Indenture.
Notwithstanding anything to the contrary herein, at any time during the term of the Security prior to the Stated Maturity or the date on which the Security is converted into shares of Common Stock, upon notice mailed to the Holder not less than 30 days prior to an Interest Payment Date, the Company may elect to defer the payment of unpaid interest until a subsequent Interest Payment Date, or the earlier of the Stated Maturity or the date on which the Security converts into shares of Common Stock.
Payment Date. If the principal amount of a Security, plus accrued and unpaid interest, or any portion thereof, is not paid when due (whether upon acceleration pursuant to Section 6.2 of the Indenture, upon the date set for payment of the Redemption Price pursuant to Paragraph 5 hereof, or upon the Stated Maturity of this Security), then, in each such case, the overdue amount shall, to the extent permitted by law, bear interest at the rate applicable to the Securities, compounded annually, which interest shall accrue from the date such overdue amount was originally due to the date of payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand and shall be based on a 360-day year comprised of twelve 30-day months. Except as provided below, interest, if any, will be paid (i) on the Securities having an aggregate principal amount of $1,000,000 or less, by check mailed to the Holders of such Securities, and (ii) on the definitive Securities having an aggregate principal amount of more than $1,000,000, by wire transfer in immediately available funds at the election of the Holders of these Securities.

2.     Method of Payment. The Company will make payments in cash in respect of Redemption Prices, and at Stated Maturity to Holders who surrender Securities to the Paying Agent to collect such payments in respect of the Securities. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by wire transfer of immediately available funds or check payable in such money.
3.     Paying Agent, Conversion Agent and Registrar. Initially, the Company’s transfer agent (the “Trustee”) will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.
4.     Limitation on aggregate principal amount of Securities; Subordination. The Securities are subordinated unsecured obligations of the Company limited to $5,000,000 aggregate principal amount, except as may be increased in the sole discretion of the Board of Directors of the Company. The indebtedness evidenced by this Debenture and the payment of the principal of, and interest hereon, shall be at all times and in all respects wholly subordinate, junior and subject in right of payment to all Senior Indebtedness (as hereinafter defined) now outstanding. Without limiting the effect of the foregoing, “subordinate,” as used herein, shall be deemed to mean that, in the event of any default in the payment of Senior Indebtedness (after giving effect to “cure” provisions, if any), if there shall have occurred an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default, or in the event of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Company, all sums payable on Senior Indebtedness shall first be paid in full, with interest, if any, before payment is made upon the indebtedness evidenced by this Debenture, and, in such event, any subsequent payment or distribution of any character which shall be made with respect to this Debenture shall be paid over to the holders of Senior Indebtedness for application pro rata to the payment thereof, unless and until such Senior Indebtedness shall have been paid and satisfied in full. “Senior Indebtedness” shall mean the principal of, and premium, if any, and interest on, all indebtedness of the Company, existing prior to the date of this Security, to banks, trust companies, insurance companies, and similar lenders and any deferrals, renewals, extensions, or guarantees thereof, and to all other indebtedness of the Company (including trade payables); provided, however that Senior Indebtedness shall not include indebtedness of the Company to any affiliate of the Company.
5.     Redemption at the Option of the Company. No sinking fund is provided for the Securities. The Securities are redeemable at the option of the Company in whole or in part, on or after                               , 2015 upon not less than 30 nor more than 60 days’ notice by mail for a cash price equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date (the “Redemption Price”).

6.     Notice of Redemption. Notice of redemption pursuant to Paragraph 5 of this Security will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder’s registered address. If money sufficient to pay the Redemption Price of all Securities or portions thereof to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, interest ceases to accrue on such Securities or portions thereof immediately after such Redemption Date. Securities in denominations larger than $1,000 of principal amount may be redeemed in part but only in integral multiples of $1,000 of principal amount, if less than all of the Securities are being redeemed.
7.     Conversion. (a) The Securities may be converted into shares of Common Stock on the terms and subject to the conditions of this Security, except as provided in Section 7(e).
     (b) Holders may surrender Securities or portions thereof for conversion into shares of Common Stock in whole or in part, on or after                               , 2011, upon thirty (30) days’ prior written notice to the Company.
     (c) A Holder also may surrender for conversion of a Security or portion of a Security which has been called for redemption pursuant to Paragraph 5 hereof, even if the Security would not otherwise be eligible for conversion, until the close of business on the Business Day immediately preceding the Redemption Date, unless the Company defaults in making the payment due on the Redemption Date, in which case the conversion right shall terminate at the close of business on the date such default is cured and such payment is made.
     (d) In the event the Company is a party to a consolidation, merger or sale or transfer of all or substantially all its properties and assets pursuant to which the shares of Common Stock would be converted into cash, securities or other property, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the date the Company announces as the anticipated effective time for such transaction until 15 days after the date of the actual effective time of such transaction.
     (e) The Security or portions of the Security shall be subject to a mandatory conversion into shares of Common Stock, at the election of the Company, upon notice mailed to the Holder not less than 30 days prior to each Interest Payment Date.
The initial Conversion Rate is [                              ] shares of Common Stock per $1,000 principal amount of Securities, subject to adjustment in certain events described in the Indenture. A Holder that surrenders Securities for conversion will receive cash or a check, or, at the Company’s option, a whole share of Common Stock, in lieu of any fractional shares of Common Stock.
To surrender a Security for conversion, a Holder must (1) complete and manually sign the irrevocable conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents and (4) pay any transfer or similar tax, if required.
A Holder may convert a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the shares of Common Stock except as provided in the Indenture. Except as provided in Paragraph 1 hereof, on conversion of a Security, the Holder will not receive any cash payment representing accrued interest with respect to the converted Securities. Instead, upon conversion the Company will deliver to the Holder a fixed number of shares of Common Stock and any cash payment to account for fractional shares. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. The Company will not adjust the Conversion Rate to account for accrued interest.

The Conversion Rate will be adjusted as provided in Article X of the Indenture. The Company may increase the Conversion Rate for any period of at least 20 days, upon at least 15 days’ notice so long as the increase is irrevocable during such period. If the Company is a party to a consolidation, merger or sale or transfer of all or substantially all its properties and assets, or upon certain distributions described in the Indenture, then at the effective time of the transaction the right to convert a Security into shares of Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another person.
8.     Conversion Arrangement on Call for Redemption. Any Securities called for redemption, unless surrendered for conversion before the close of business on the Business Day immediately preceding the Redemption Date, may be deemed to be purchased from the Holders of such Securities at an amount not less than the Redemption Price, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Securities from the Holders, to convert them into shares of Common Stock and to make payment for such Securities to the Trustee in trust for such Holders.
9.     Denominations; Transfer; Exchange. The Securities are in fully registered form, without coupons, in minimum denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange the Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.
10.     Persons Deemed Owners. The registered Holder of this Security may be treated as the owner of this Security for all purposes.
11.     Unclaimed Money or Securities. The Trustee and the Paying Agent shall return to the Company any money held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.
12.     Amendment; Waiver. Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Securities among other things: (i) to cure any ambiguity, omission, defect or inconsistency, provided that such modification or amendment does not adversely affect the interests of the Holders of the Securities in any material respect; (ii) to modify the restrictions on, and procedures for, resale and other transfers of Securities pursuant to any change in applicable law or regulation (or the interpretation thereof) or in practice relating to the resale or transfer of “restricted securities” under the Securities Act generally; (iii) to comply with Article V or Section 10.16 of the Indenture; (iv) to secure the Company’s obligations or to add any guarantee under the Securities and the Indenture; (v) to add events of default with respect to the Securities; (vi) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company; (vii) to make any change necessary for the registration of the Securities under the Securities Act or to comply with the TIA, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, provided that such modification or amendment does not materially and adversely affect the interests of the Holders of the Securities; or (viii) to provide for uncertificated Securities in addition to or in place of certificated Securities or to provide for bearer Securities.

13.     Defaults and Remedies. Under the Indenture, Events of Default include (i) default in payment of the principal amount of the Securities plus accrued and unpaid interest when the same becomes due and payable at Stated Maturity and upon redemption by the Company; (ii) failure by the Company to comply in any material respect with other agreements or covenants in the Indenture or the Securities, subject to notice and lapse of time; (iii) failure by the Company to deliver shares of Common Stock upon the election by the Holders to convert their Securities, subject to lapse of time; (iv) failure to provide timely notice of a Change of Control; and (v) certain events of bankruptcy, insolvency and reorganization of the Company.
Holders may not enforce the Indenture or the Securities except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from the Holders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) above) if it determines that withholding notice is in their interests.
14.     Trustee Dealings with the Company. Subject to certain limitations imposed under applicable law, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
15.     Calculations in Respect of Securities. The Company will be responsible for making all calculations called for under the Securities. These calculations include, but are not limited to, determination of the Sales Prices for the Common Stock, the rate of interest payable on the Securities and the Conversion Rate of the Securities. Any calculations made in good faith and without manifest error will be final and binding on Holders of the Securities. The Company will be required to deliver to each of the Trustee and the Conversion Agent a schedule of its calculations and each of the Trustee and the Conversion Agent will be entitled to rely upon the accuracy of such calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of the Securities upon the request of such Holder.
16.     Successor Persons. When a successor person or other entity assumes all the obligations of its predecessor under the Securities and the Indenture, the predecessor person will be released from those obligations.
17.     No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
18.     Authentication. This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.

19.     Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20.     GOVERNING LAW. THE INDENTURE AND THIS SECURITY WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD AS TO CONFLICT OF LAW PRINCIPLES.
The Company will furnish to any Holder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:
XStream Systems
Attn: Chief Financial Officer
10305 102nd Terrace
Suite 101
Sebastian, FL 32958
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has executed this Debenture as of the date first written above.

XSTREAM SYSTEMS, INC.
By:
Name:
Title: